EXHIBIT 11



                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE

             For the Nine Month Period Ended September 30,
                            2003  and  2002


(Dollars in Thousands)
                                               2003             2002
Primary
  Net Income                                 $        5,469   $        4,939
    Shares
      Weighted average number of
      common shares outstanding                   2,951,391        2,974,288
      Adjustments - increases or
      decreases                                        None             None
      Weighted average number of
      common shares outstanding
      as adjusted                                 2,951,391        2,974,288

      Primary earnings per
      common share                           $    1.85        $    1.66


Assuming full dilution
  Net Income                                 $        5,469   $        4,939
    Shares
      Weighted average number of
      common shares outstanding                   2,951,391        2,974,288
      Adjustments - increases or
      decreases                                       7,436            3,242
      Weighted average number of
      common shares outstanding
      as adjusted                                 2,958,827        2,977,530

      Earnings per common share
      assuming full dilution                 $    1.85        $    1.66



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